Exhibit 4.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

LYNTRIS INC.

Lyntris Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

A.

The name of the Corporation is Lyntris Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 1, 2026 and amended and restated on July 7, 2026.

B.

This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and restates, integrates and further amends the provisions of the Corporation’s Certificate of Incorporation.

C.	The text of the Certificate of Incorporation is amended and restated to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Lyntris Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by Brian Morrison, a duly authorized officer of the Corporation, on August 18, 2026.

/s/ Brian Morrison
Brian Morrison Chief Executive Officer

EXHIBIT A

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LYNTRIS INC.

*  *  *  *  *  *  *  *

Article I

NAME

The name of the company (the “Corporation”) is: Lyntris Inc.

Article II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is: 1521 Concord Pike, Suite 201, Wilmington, County of New Castle, Delaware, 19803. The name of the registered agent of the Corporation at such address is United Agent Group Inc.

Article III

PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article IV

CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,100,000,000 shares, consisting of two classes as follows:

(a) 100,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”); and

(b) 1,000,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”).

The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.

Section 2. Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including, without limitation, voting powers), preferences, and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred

Stock may be increased or decreased (but not below the number of shares thereof then-outstanding) without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL. For the avoidance of doubt, but subject to the rights of the holders of any outstanding Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to this certificate of incorporation (as it may be amended, the “Certificate”).

Section 3. Common Stock.

(a) Except as otherwise provided by the DGCL or this Certificate and subject to the rights of holders of any series of Preferred Stock then-outstanding, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (including, without limitation, any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate (including, without limitation, any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then-outstanding), without the separate vote of the holders of the Common Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL. For the avoidance of doubt, but subject to the rights of the holders of any outstanding Preferred Stock, Section 242(d) of the DGCL shall apply to amendments to this Certificate.

(b) Subject to the rights of the holders of any series of Preferred Stock then-outstanding and to the other provisions of applicable law and this Certificate, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, securities or other property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(c) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up. Subject to the rights of the holders of any series of Preferred Stock then-outstanding and to the other provisions of this Certificate, a merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section 3(c) of Article IV.

Article V

BOARD OF DIRECTORS

Section 1. Number of Directors. Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors that the Corporation would have if there were no vacancies.

Section 2. Classes of Directors.

(a) The directors of the Corporation, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided into three classes, as nearly equal in number as possible, designated Class I, Class II and Class III.

(b) Subject to the rights of the holders of any series of Preferred Stock then-outstanding, directors shall be elected by a plurality of the votes cast. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the IPO Date and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the IPO Date. For the purposes hereof, the Board of Directors may assign directors already in office to Class I, Class II and Class III. At each annual meeting of stockholders after the IPO Date, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of stockholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Notwithstanding any other provision of this Certificate, no decrease in the authorized number of directors shall shorten the term of any incumbent director. Nothing in this Certificate shall preclude a director from serving consecutive terms.

Section 3. Election of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as amended or restated, the “Bylaws”) shall so provide.

Section 4. Removal or Resignation of Directors. Subject to any rights granted to the holders of shares of any series of Preferred Stock then outstanding, any director may be removed from office only for cause and only upon the affirmative vote of the holders of at least two-thirds (66 2/3%) in voting power of the then-outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors (“Voting Stock”), voting together as a single class.

Any director may resign at any time upon notice to the Corporation.

Section 5. Newly Created Directorships and Vacancies.

Subject to the rights of the holders of any series of Preferred Stock then-outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, removal, or any other cause may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed or until the next annual election for such director, as applicable, and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal.

Section 6. Rights of Holders of Preferred Stock. Notwithstanding the provisions of this Article V, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the Preferred Stock Certificate of Designation governing such series.

Section 7. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Article VI

STOCKHOLDER ACTION

Section 1. Stockholder Action by Written Consent. Subject to the rights of the holders of any then outstanding series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders of the Corporation and the power of stockholders to act by consent without a meeting is specifically denied.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any then outstanding series of Preferred Stock with respect to such series of Preferred Stock, special meetings of the stockholders may be called only by or at the direction of the Chairperson of the Board of Directors or by the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies and any power of stockholders to call a special meeting is specifically denied. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.

Article VII

INDEMNIFICATION

The Corporation shall indemnify any director or officer of the Corporation who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

The Corporation may indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

Any amendment, repeal or modification of this Article VII shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

Article VIII

LIABILITY

To the fullest extent permitted by Section 102(b)(7) of the DGCL as it now exists or may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, as applicable; provided, however, that this Article VIII shall not eliminate or limit the liability of an officer of the Corporation in any action by or in the right of the Corporation. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically, and without further action, upon the date of such amendment. All references in this Article VIII to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision set forth in this Certificate in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board of Directors by the DGCL.

Article IX

CORPORATE OPPORTUNITIES

Section 1. Certain Acknowledgments. In recognition and anticipation that (a) directors of the Corporation who are not employees of the Corporation (“Non-Employee Directors”) and their respective affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (b) the Corporation and its Affiliated Companies (as defined below) may engage in material business transactions with Non-Employee Directors and their affiliates, and that the Corporation is expected to benefit therefrom, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Non-Employee Directors, their Affiliated Companies or any of their respective directors, partners, principals, officers, members, managers or employees, including, without limitation, any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Certificate, “Affiliated Companies” means (i) in respect of a Non-Employee Director, any entity controlled by such Non-Employee Director (other than the Corporation and any company that is controlled by the Corporation), and (ii) in respect of the Corporation, any entity controlled by the Corporation.

Section 2. Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, none of the Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and none of the Exempted Persons shall be liable to the Corporation or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise) solely by reason of any such activities of any of the Exempted Persons. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Exempted Persons, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the Exempted Persons shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise), as a director, officer or stockholder of the Corporation solely, by reason of the fact that any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies. For the avoidance of doubt, the Exempted Persons shall, to the fullest extent permitted by law, have the right to, and shall have no duty (whether contractual or otherwise) not to, directly or indirectly: (a) engage in the same, similar or competing business activities or lines of business as the Corporation or its Affiliated Companies, (b) do business with any client or customer of the Corporation or its Affiliated Companies, or (c) make investments in competing businesses of the Corporation or its Affiliated Companies, and such acts shall not be deemed wrongful or improper. Notwithstanding anything to the contrary in this Section 2 of Article IX, the Corporation does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Non-Employee Director solely in his or her capacity as a director or officer of the Corporation.

Section 3. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 4. Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.

Article X

AMENDMENTS

Section 1. Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then-outstanding, in furtherance and not in limitation of the powers conferred by law, the Bylaws may be altered, amended or repealed and new bylaws made by (i) the Board of Directors or (ii) in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including, without limitation, any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

Section 2. Amendments to this Certificate. Subject to the rights of holders of any series of Preferred Stock then-outstanding, notwithstanding any other provision of this Certificate or the Bylaws, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law, this Certificate or otherwise, no provision of Article V (Board of Directors), Article VI (Stockholder Action), Article VII (Indemnification), Article VIII (Liability), Article IX (Corporate Opportunities), Article X (Amendments) or Article XI (Forum and Notice) of this Certificate may be altered, amended or repealed in any respect, nor may any provision of this Certificate or the Bylaws inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of holders of at least sixty-six and two-thirds percent of the voting power of all outstanding shares of Voting Stock, voting together as a single class; provided further that, to the fullest extent permitted by law, neither the alteration, amendment or repeal of Article IX nor the adoption of any provision of this Certificate inconsistent with Article IX shall apply to, or have any effect on the liability or alleged liability of, any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.

Article XI

FORUM AND NOTICE

Section 1. Exclusive Forum.

(a) Unless this Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by, or other wrongdoing by, any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or this Certificate or the Bylaws of the Corporation (as either may be amended, restated, modified, supplemented or waived from time to time), (iv) any action to interpret, apply, enforce or determine the validity of this Certificate or the Bylaws of the Corporation, (v) any action asserting a claim governed by the internal affairs doctrine or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL. For the avoidance of doubt, this Section 1(a) of Article XI shall not apply to any action or proceeding asserting a claim under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

(b) Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, against the Corporation or any director, officer, employee or agent of the corporation.

Section 2. Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this Article XI.

Article XII

MISCELLANEOUS

If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any paragraph of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

Article XIII

INCORPORATOR

The name and mailing address of the Incorporator is as follows:

Brian Liew

2021 McKinney Ave, Suite 1200

Dallas, Texas 75201